 Exhibit 21

ESCALADE, INCORPORATED AND SUBSIDIARIES

List of Subsidiaries at December 26, 2020

	State of or Other Jurisdiction of Incorporation	Percent of Voting Securities Owned by Parent
Parent
Escalade, Incorporated	Indiana, USA

Subsidiaries (1)
Indian Industries, Inc.	Indiana, USA	100%
U.S. Weight, Inc.	Illinois, USA	100%
Lifeline Products, LLC	Illinois, USA	100%
Harvard Sports, Inc.	California, USA	100%
Harvard California, S. DE R.L. C.V.	B.C. Mexico	100%
Bear Archery, Inc.	Florida, USA	100%
Escalade Sports Playground, Inc.	North Carolina, USA	100%
Escalade Sports (Shanghai) Co., Ltd.	China	100%
Wedcor Holdings, Inc.	Indiana, USA	100%
EIM Company, Inc.	Nevada, USA	100%
SOP Services, Inc.	Nevada, USA	100%
Escalade Insurance, Inc.	Nevada, USA	100%
Goalsetter Systems, Inc.	Iowa, USA	100%
Victory Tailgate, LLC	Florida, USA	100%
Victory Made, LLC	Florida, USA	100%

(1) Each subsidiary Company has been included in Consolidated Financial Statements for all periods following its acquisition. See Notes to Consolidated Financial Statements.